Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer 412 227 2231 ZugayMJ@koppers.com

David M. Hillenbrand Resigns as Chair of Koppers Holdings Inc. Due to Health Reasons

Stephen R. Tritch Elected New Chairman of the Board

PITTSBURGH, PA – October 17, 2018 – Koppers Holdings Inc. (NYSE: KOP) today announced the resignation of David M. Hillenbrand as Chairman of the Board, effective October 11, 2018.  Hillenbrand, who has served as Chairman for 10 years and as a member of the Board since November 2004, cited personal and health-related reasons for his decision.

Subsequently, the Board has elected Stephen R. Tritch as Chairman of the Board and reduced the size of the Board from 11 to 10 directors.  Tritch has served as a member of the Koppers Board since 2009, most recently as the Chairman of the Management Development and Compensation Committee and as a member of the Strategy and Risk Committee, Audit Committee, and Nominating and Corporate Governance Committee.

Outgoing Chairman of the Board Hillenbrand said, “It is with deep regret that I must end my nearly twenty-year association with Koppers for health reasons.  It has been an inestimable privilege to have served this great company, its committed employees, talented management team and superb Board of Directors.  I am highly confident in the continued success of Koppers and believe that this will be a seamless transition.”

Tritch commented, “Assuming the role of Chairman is an honor and I look forward to leading the Board. We very much appreciate David’s leadership as well as his many contributions over the years.  We move forward with great enthusiasm and look to enhance the value of the company for all our key stakeholders.”

President and CEO Leroy M. Ball added, “Speaking for the entire Board, we wish David the best and thank him for his expert leadership and steady hand in guiding our company.  Looking ahead, we are pleased to have Steve leading our highly-accomplished board as we continue to evaluate opportunities for growth and focus on executing our strategic priorities.”

In addition to his years on the Koppers Board, Hillenbrand served as the President and CEO of Carnegie Museums of Pittsburgh from 2005 through 2011 and from January 2013 through June 2014.  Prior to that, he retired from Bayer AG in August 2003 where he was Executive Vice President, Bayer Polymers.  He also served as President and Chief Executive Officer of Bayer's Canadian operations, Bayer, Inc., for eight years.

Tritch takes on this leadership role with extensive experience.  He retired as the Chairman of Westinghouse Electric Company in July 2010, having served as Chairman and CEO of Westinghouse since 2002.  He currently serves as Board Chairman of Charah Solutions, Inc., a public company and a leading provider of environmental and maintenance services to the power generation industry.  Tritch serves on the Board of Trustees for the University of Pittsburgh as well as its Board of Visitors at the Swanson School of Engineering.  He is also a member of the Board of Directors of the University of Pittsburgh Medical Center, having previously served as the First Vice Chair for six years.

# # #

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit our website at: www.koppers.com. Questions concerning investor relations should be directed to Ms. Quynh McGuire at 412 227 2049 or Mr. Michael Zugay at 412 227 2231.

2